EXHIBIT 10







               ROCKWELL INTERNATIONAL CORPORATION

                   DEFERRED COMPENSATION PLAN


                AS AMENDED EFFECTIVE JULY 1, 1995










               ROCKWELL INTERNATIONAL CORPORATION
                   DEFERRED COMPENSATION PLAN


  THIS PLAN is established by Rockwell International Corporation effective April 3, 1985, for the benefit of certain employees of the Corporation in executive, managerial or professional capacities so as to enhance the Corporation's ability to attract and retain outstanding employees who are expected to contribute to its success. It shall remain in effect, as it may be amended from time to time, until termination as provided in Article VII of the Plan.

                            ARTICLE I
                           DEFINITIONS
  For the purposes of the Plan, the following words and phrases shall mean:
  1.1 Account. The bookkeeping or accounting records maintained (having and requiring no segregation or holding of any assets) by Rockwell pursuant to Article IV with respect to and resulting from a Participant's Deferral Election.
  1.2 Affiliate. (a) Any corporation incorporated under the laws of one of the United States of America of which Rockwell owns, directly or indirectly, eighty percent (80%) or more of the combined voting power of all classes of stock or eighty percent (80%) or more of the total value of the shares of all classes of stock (all within the meaning of section 1563 of the Code);
       (b) any partnership or other business entity organized under such laws, in which Rockwell owns, directly or indirectly,
(i) eighty percent (80%) or more of the total capital or profits interest of such partnership, or (ii) eighty percent (80%) or more of the total value of such other business entity (all within the meaning of section 414(c) of the Code); and
       (c) any other company designated as an Affiliate by the Board of Directors of Rockwell.
  1.3 Base Compensation. Salary paid by the Corporation to an Executive for services as an employee of the Corporation, including Compensation Deferral Contributions as defined in Section 1.13 of the Savings Plan, but excluding other contributions by Rockwell to any pension, profit sharing, employee stock ownership or other similar plan, compensation for overtime, bonuses and other incentive compensation, payments under Rockwell's Performance Award Plan; foreign service premiums, differentials and allowances; tuition payments, relocation payments, imputed income on employee benefits; patent awards and such other similar awards or payments as the Committee may determine.

  1.4  Beneficiary.  The person, persons or entity entitled under
Article VI to receive any Plan Benefits payable after a Participant's death.
  1.5  Board.  The Board of Directors of Rockwell.
  1.6 Change in Control. A change of control of the Corporation of a nature that would be required to be reported in response to
Item 5(f) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act, whether or not the Corporation is then subject to such reporting requirement; provided, however, that, without limitation, a Change of Control shall be deemed to have occurred if:
       (a) any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person attaining such percentage interest;
       (b) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors immediately thereafter; or
       (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.
  1.7 Code. The Internal Revenue Code of 1986, as amended. References in the Plan to sections of the Code are to such sections as in effect on August 1, 1993.
  1.8 Committee. The Compensation and Management Development Committee of the Board.
  1.9 Corporate Officer. Any Executive who has been elected by the Board as an officer of Rockwell.
  1.10 Corporation.  Rockwell or an Affiliate of Rockwell.
  1.11 Deferral Election. An election pursuant to Article III by an Executive to defer receipt of all or part of his Incentive Compensation.
  1.12 Deferred Compensation. The portion of Incentive Compensation which an Executive elects to defer pursuant to a Participation Agreement.
  1.13 Determination Date. The last day of each calendar quarter; that is March 31, June 30, September 30 and December 31.
  1.14 Director.  The Corporate Director of Compensation.
  1.15 Effective Date. April 3, 1985, the effective date of the establishment of the Plan.
  1.16 Executive. A person in the full time active salaried employ of the Corporation in Salary Grade 17 or above on Rockwell's Executive Payroll.
  1.17 Financial Hardship. A severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant. In case of the Participant's death, the word "Beneficiary or other person or entity entitled to receive a Plan Benefit" shall be substituted for the word "Participant" wherever the latter appears in this Section 1.16.
  1.18 Incentive Compensation. Any award payable to an Executive under Rockwell's Incentive Compensation Plan that, but for a Deferral Election under the Plan, would be paid to the Executive and considered to be "wages" for purposes of United States federal income tax withholding.
  1.19 Incentive Compensation Plan. Rockwell's Incentive Compensation Plan as approved by the Board and as amended from time to time.
  1.20 Installment Payment Sub-Account. A Sub-Account of a Participant's Account established pursuant to Section 4.3 to which Deferred Compensation under a single Deferral Election, and all interest accrued thereon, as to which the Participant has elected payment of his Plan Benefit in installments is credited.
  1.21 Interest Rate. One-twelfth of the annual interest rate for quarterly compounding that is 120% of the "applicable Federal long-term rate" determined by the Secretary of the Treasury pursuant to
Section 1274(d) of the Code, or any successor provision, as applicable for each of the months in the three-month period ending on each Determination Date.
  1.22 Lump Sum Payment Sub-Account. A Sub-Account of a Participant's Account established pursuant to Section 4.3 to which Deferred Compensation under all Deferral Elections, and all interest accrued thereon, as to which the Plan Benefit is payable only in the form of a lump sum payment is credited.
  1.23 Participant. An Executive who has elected to participate in the Plan and has executed and filed with Rockwell a Participation Agreement as provided in Article III; provided, however, that such term shall include a person who no longer has an effective Deferral Election so long as he retains, under the Plan, an interest in an Account under the Plan.
  1.24 Participant Agreement. An agreement between Rockwell and a Participant setting forth the Participant's Deferral Election.
  1.25 Plan. This Deferral Compensation Plan, as it may be amended from time to time.
  1.26 Plan Benefit. The benefit payable to a Participant in accordance with Article V hereof.
  1.27 Plan Year. Each of the twelve (12) month periods ending December 31 and occurring while the Plan remains in effect beginning with the twelve (12) month period ending December 31, 1986. The term "Plan Year" shall also include the period beginning on the Effective Date and ending December 31, 1985, and any period of less than twelve (12) months beginning January 1 and ending on the date the Plan is terminated.
  1.28 Rockwell.  Rockwell International Corporation, a Delaware
Corporation.
  1.29 Savings Plan. The Rockwell International Corporation Savings Plan as amended from time to time.
  1.30 Securities Exchange Act means the Securities Exchange Act of 1934, as amended.
  1.31 Sub-Account. An Installment Payment Sub-Account or a Lump Sum Payment Sub-Account.
  1.32 Termination of Employment. Any severance of a Participant from full-time active salaried employment by the Corporation for any reason.

                           ARTICLE II
                         ADMINISTRATION
  2.1 Administrators. The Plan shall be administered by the Committee and the Director.
  2.2 Committee. The Committee shall have the authority (a) to make, amend, interpret and enforce all rules and regulations for the administration of the Plan and (b) to decide all questions, including interpretation of the Plan, as may arise in connection with the Plan insofar as it is applicable to Executives (i) who are Corporate Officers or whose annual Base Compensation shall require the approval of the Board or the Committee, or (ii) with respect to whom questions are referred to the Committee by the Director. A majority of the members of the Committee shall constitute a quorum. The Committee may act by a vote of a majority of a quorum at a meeting, or by a writing signed by a majority of the members of the Committee.
  2.3 Director. The Director shall administer the Plan in accordance with the terms of the Plan and the rules and regulations of the Plan as established by the Committee. The Director shall have the authority to decide all questions, including interpretations of the Plan, as may arise in connection with the Plan insofar as it is applicable to Executives other than those described in Section 2.2(b)(i); provided, however, that the Director shall follow precedents established by the Committee under
Section 2.2(b) in deciding all subsequent questions arising in connection with the Plan. The Director may, in his discretion, decline to decide any question presented to him and refer such question to the Committee for decision.

                           ARTICLE III
                          PARTICIPATION
  3.1 Participation. (a) Subject to the limitations set forth in this Article III, any person who is an Executive on the last date in any Plan Year specified for filing Deferral Elections under this Section 3.1 may participate in the Plan by executing and filing with the Director a Participation Agreement.
    (b) In each Participation Agreement, the Executive shall specify the percentage of Incentive Compensation in respect of a specified Rockwell fiscal year to be deferred and, subject to the limitations of Section 5.1.A or 5.1.B, as applicable, the form of Plan Benefit.
    (c) For a Deferral Election applicable to Incentive Compensation payable in respect of Rockwell's fiscal year ending September 30, 1985, a Participation Agreement must be filed no later than April 30, 1985. Any such Deferral Election may not be amended or revoked after September 6, 1985.
    (d) On or before September 15, 1985, and September 15 of each subsequent Plan Year, each Executive who elects to become a Participant shall file with the Director a Participation Agreement specifying his Deferral Election for any Incentive Compensation payable in respect of Rockwell's fiscal year commencing October 1 in that Plan Year.
  3.2 Deferral Elections. Any Executive may elect to defer any percentage of his Incentive Compensation; provided, however, that each Deferral Election, to be effective, must result in deferral of a minimum of $1,000 and the amount deferred shall be rounded to the nearest $100.
  3.3 Modification of Deferral Election. By written notice to Rockwell, a Deferral Election filed in any Plan Year (other than the Deferral Election described in Section 3.1(c)) may be modified or revoked at any time prior to October 1 of such Plan Year. Thereafter, a Deferral Election specified in a Participation Agreement shall be irrevocable, except that the Committee or the Director, as appropriate under Article II, may permit a Participant at any time to reduce the designated percentage to be deferred upon a finding, based upon uniform standards established by the Committee, that the Participant has suffered a Financial Hardship.
  3.4 Limited Election for Participants Who Have Elected Installment Payments Prior to August 1, 1993. During the period October 1 through November 30, 1993, a Participant who prior to August 1, 1993, has elected installment payments pursuant to a Deferral Election, and whose employment has not terminated, but who would receive a lump sum under Section 5.1.A(a) if his employment terminates prior to his attaining age 62, may elect that his entire Plan Benefit shall be paid in accordance with Section 5.1.B. Such election shall be irrevocable, except as provided in Section 5.2 and shall apply to all Deferral Elections made prior to August 1, 1993.

                           ARTICLE IV
                      DEFERRED COMPENSATION
  4.1 Deferred Compensation. The amount of Incentive Compensation deferred pursuant to a Deferral Election shall be withheld in a single lump sum at the time such Incentive Compensation, but for a Deferral Election, would be paid.
  4.2 Withholding of Taxes. Any withholding of taxes or other amounts which is required by any federal, state, or local law shall be withheld from the Participant's remaining undeferred Incentive Compensation, if any. If necessary in order to comply with any federal, state or local law, the amount of Incentive Compensation deferred may be reduced by an amount equal to any required withholding. Otherwise, such withholding may be made from any of the Participant's other compensation payable by the Corporation, or, at the election of the Director, a Participant may be permitted to pay to the Corporation the amount of any such required withholding at or prior to the time such withholding would otherwise be required to be made.
  4.3 Accounts. For recordkeeping purposes only, a separate Account shall be established and maintained by Rockwell for each Participant to which his Deferred Compensation and interest accrued thereon pursuant to Section 4.4 shall be credited. Each such Account shall be divided into the following Sub-Accounts for purposes of Section 5.1: (i) a Lump-Sum Payment Sub-Account to which there shall be credited all Incentive Compensation deferred (and all interest thereon) pursuant to all Deferral Elections under which a Plan Benefit is payable only in the form of a lump sum; and (ii) a separate Installment Payment Sub-Account for each Deferral Election under which the Participant has elected that his Plan Benefit be payable in installments (if he qualifies therefor under Section 5.1(b)), to which the Incentive Compensation deferred (and all interest thereon) pursuant to such Deferral Election shall be credited. For administrative purposes, all Installment Payment Sub-Accounts under which the number of installment payments selected is the same may be combined into a single Installment Payment Sub-Account except that if a Participant was eligible to make the election under Section 3.4 but did not do so, separate Installment Payment Sub-Accounts shall be maintained for Deferral Elections made before August 1, 1993 until the Participant becomes eligible to receive distribution of those Installment Payment Sub-Accounts pursuant to Section 5.1.A(b).
  4.4 Determination of Account. The value of each Participant's Account as of each Determination Date shall be the total of the Participant's Lump Sum Payment and Installment Payment Sub-Accounts. The value of each such Sub-Account shall consist of (i) the balance of such Sub-Account as of the last preceding Determination Date plus (ii) any Deferred Compensation credited to such Sub-Account since the last preceding Determination date, plus
(iii) the sum of the three monthly amounts determined by multiplying the average daily balance of such Sub-Account during each of the three calendar months since the last preceding Determination Date by the Interest Rate applicable to such month, less (iv) the amount of all Plan Benefits, if any, paid during the period since the last preceding Determination Date. Interest, determined as provided in (iii) above, shall be credited to each such Sub-Account as of the Determination Date as of which such Sub-Account is valued.
  4.5 Statement of Accounts. Rockwell shall submit to each Participant, within one hundred twenty (120) days after the close of each Plan Year and at such other times as determined by the Committee, a statement setting forth the total balance of the Participant's Account, and the balance of each Sub-Account thereof, as of the last day of such Plan Year and as of the immediately preceding Plan Year, the Deferred Compensation and interest credited to each Sub-Account during the Plan Year and the payments of Plan Benefits from each Sub-Account during the Plan

                            ARTICLE V
                          PLAN BENEFITS
  5.1.A         Plan Benefit Payable on Termination of Employment
With Respect to Deferral Elections Made Prior to August 1, 1993.
    (a) Subject to the provisions of (b) and (c) of this Section, upon Termination of Employment a Participant shall receive a Plan Benefit equal to the balance of his Account as of the Determination Date immediately preceding such Termination of Employment, plus the amount of any Deferred Compensation credited to his Account after such Determination Date. Such Plan Benefit shall be payable as a single lump sum on the forty-fifth (45th) day following such Termination of Employment. In addition, the Participant shall receive concurrently interest on the balance of his Account for the period from such Determination Date to the date of payment at a daily simple interest rate equivalent to the Interest Rate during such period.
    (b) In the event that a Participant's Termination of Employment occurs as a result of his retirement under circumstances entitling him to a benefit calculated in accordance with Section
5.1 or 5.2(b)(i) of the Rockwell International Corporation Retirement Income Plan for Certain Salaried Employees as in effect on the Effective Date (or, if he is not then a participant under said Retirement Income Plan, under circumstances which would entitle him to such benefit if he were then a participant thereunder) the Participant shall receive the Plan Benefit payable in respect of each of his Installment Payment Sub-Accounts in the number of annual installments (not exceeding ten (10)) specified by him in the Deferral Election or Elections to which each such Installment Payment Sub-Account relates. In such event, any lump sum payment received by the Participant pursuant to Section 5.1.A(a) shall be limited to the balance of his Lump-Sum Payment Sub-Account.
  Each annual installment payable out of an Installment Payment Sub-Account shall be paid during the period January 2 through January 5 in each calendar year commencing with the calendar year next following the Participant's Termination of Employment. Each such installment shall be based on the unpaid balance of such Installment Payment Sub-Account as of the immediately preceding December 31, including interest credited pursuant to Section 4.4 through such date, and shall be in an amount determined by dividing such unpaid balance by the number then remaining unpaid installments.
    (c) In the event that a Participant's Termination of Employment occurs because of his death, his Beneficiary or, if no designated Beneficiary shall survive him, his estate shall receive the Plan Benefit in the manner provided in Section 5.1.A(a); provided, however, that if the Participant's Beneficiary designation shall result in all or any part of his Plan Benefit passing to his surviving spouse or to an entity for the benefit of his surviving spouse in such a way as to qualify for the marital deduction under section 2056 of the Code, and at the time of his death the Participant was eligible to retire and would have been entitled thereafter to receive all or such part of his Plan
Benefit in installments pursuant to Section 5.1.A(b), payments from his Installment Payment Sub-Account or Sub-Accounts shall be made to such surviving spouse or to such entity for the benefit of such surviving spouse, as the case may be, in the manner provided in
Section 5.1.A(b). Notwithstanding the foregoing, if such surviving spouse shall die prior to complete distribution of all Plan Benefits, the balance then remaining in such Installment Payment Sub-Account or Sub-Accounts shall be paid to the estate of such surviving spouse or to such entity for the benefit of such surviving spouse, as the case may be, in a lump sum on the forty-fifth (45th) day following such spouse's death, with interest on the balance of such Sub-Account or Sub-Accounts from the Determination Date immediately preceding such spouse's death to the date of payment at a daily simple interest rate equivalent to the Interest Rate during such period.
  5.1.B         Plan Benefit Payable on Termination of Employment
With Respect to Deferral Elections Made on or After August 1, 1993.
(a) Subject to the provisions of Section 5.1.B(b), upon Termination of Employment a Participant shall receive the Plan Benefit attributable to Deferral Elections made on or after August 1, 1993,
(i) payable in respect of the portion, if any, of the Participant's Lump-Sum Payment Sub-Account relating to those Deferral Elections in the manner provided in Section 5.1.A(a); and (ii) payable in respect of each of the Participant's Installment Payment Sub-Accounts relating to those Deferral Elections in the number of annual installments (not exceeding ten (10)) specified by him in those Deferral Elections. Each annual installment payable out of an Installment Payment Sub-Account shall be paid during the period January 2 through January 5 in each calendar year commencing with the calendar year next following the Participant's Termination of Employment. Each such installment shall be based on the unpaid balance of such Installment Payment Sub-Account as of the immediately preceding December 31, including interest credited pursuant to Section 4.4 through such date, and shall be in an amount determined by dividing such unpaid balance by the number of then remaining unpaid installments.
    (b) In the event that a Participant's Termination of Employment occurs because of his death, his Beneficiary or, if no designated Beneficiary shall survive him, his estate shall receive the Plan Benefit attributable to the Participant's Deferral Elections made on or after August 1, 1993, payable in the manner provided in Section 5.1.A(a) with respect to the Plan Benefit attributable to Deferral Elections made prior to August 1, 1993; provided, however, that if the Participant's Beneficiary designation shall result in all or any part of his Plan Benefit passing to his surviving spouse or to an entity for the benefit of his surviving spouse in such a way as to qualify for the marital deduction under section 2056 of the Code, payments from each of his Installment Payment Sub-Accounts, if any, relating to Deferral Elections made on or after August 1, 1993, shall be made to such surviving spouse or to such entity for the benefit of such surviving spouse, as the case may be, in the manner provided in
Section 5.1.B(a). Notwithstanding the foregoing, if such surviving spouse shall die prior to complete distribution of all Plan Benefits, the balance then remaining in such Installment Payment Sub-Account or Sub-Accounts shall be paid to the estate of such surviving spouse or to such entity for the benefit of such surviving spouse, as the case may be, in a lump sum on the forty-fifth (45th) day following such spouse's death, with interest on the balance of such Sub-Account or Sub-Accounts from the Determination Date immediately preceding such spouse's death to the date of payment at a daily simple interest rate equivalent to the Interest Rate during such period.
  5.1.C         Form of Plan Benefit Payable on Termination of
Employment Upon Occurrence of a Change in Control. Notwithstanding any election to the contrary previously made by a Participant or beneficiary (including, for purposes of this Section 2.040, a Participant or beneficiary who is currently receiving installment payments from this Plan) such Participant or beneficiary may elect to have his Plan Benefit paid in a lump sum in the event of the occurrence of a Change in Control, subject to the following:
    (a) To be effective, the election of a Participant or beneficiary pursuant to this Section must be made in writing and filed with the Corporation's Vice President of Corporate Compensation and Benefits prior to the occurrence of a Change in Control.
    (b) An election made hereunder shall be revocable by the Participant or his beneficiary until such time as a Change in Control shall have occurred at which point the said election shall be irrevocable.
    (c)  Plan Benefits paid in a single lump sum pursuant to this
Section 5.1.C shall be paid within forty-five (45) days following the Participant's retirement, termination of employment or death; provided, however, that lump sum payments which are to be made under this Section to Participants or beneficiaries who are currently receiving annual installment payments pursuant to Sections 5.1.A and/or 5.1.B at the time of a Change in Control shall be made within forty-five (45) days following the Change in Control.
  5.2 Withdrawal of Plan Benefit. No Plan Benefit shall be payable prior to the Participant's Termination of Employment or other than in the form determined pursuant to Section 5.1.A or 5.1.B, except that the Committee or the Director, as appropriate under Article II, may permit a Participant or, after a Participant's death, a Participant's Beneficiary or other person or entity entitled to receive such Plan Benefit, (i) to withdraw from the Participant's Account an amount necessary to meet a Financial Hardship, or (ii) to withdraw his entire account balance prior to the Participant's Termination of Employment with interest at the Interest Rate for the period from the immediately preceding Determination Date to the date of payment if a Participant's Account shall exceed the amount of $100,000 determined as of the immediately preceding Determination Date. Either type of withdrawal shall be requested by written notice to Rockwell and the amount of the withdrawal shall be paid within forty-five (45) days after receipt of the written notice. If a Participant does make such withdrawal other than for Financial Hardship, the Participant shall forfeit all further rights to participate in the Plan, and any previously executed election with respect to the deferral of Incentive Compensation that has not yet been transferred to the Plan shall be void.
  5.3 Withholding; Payroll Taxes. Rockwell shall withhold from Plan Benefits payable under the Plan any taxes required to be withheld from an employee's wages for the federal or any state or local governments.
  5.4 Full Payment of Benefits. Notwithstanding any other provision of the Plan, all Plan Benefits shall be paid to the Participant no later than the January 5 next preceding the Participant's eightieth (80th) birthday.

                           ARTICLE VI
                     BENEFICIARY DESIGNATION
  6.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary (both principal as well as contingent) to whom payment under the Plan shall be made in the event of his death prior to complete distribution of all Plan Benefits due him under the Plan. Any Beneficiary designation shall be made in writing on a form prescribed by the Committee and shall become effective only when filed with the Director. Notwithstanding the foregoing, if a Participant's Incentive Compensation is community property, any designation (other than of the Participant's spouse) made by a Participant then married shall not be valid or effective unless the Participant's spouse is specified to receive at least fifty percent (50%) of such Participant's aggregate Plan Benefits or unless the spouse shall approve such designation in writing and in accordance with such other requirements as may be established by the Committee.
  6.2 Amendments. Subject to the limitations of Section 6.1 of the Plan, any Beneficiary designation may be changed by a Participant only by written notice of such change to the Director on a form prescribed by the Committee. The filing of a new Beneficiary designation form will cancel all prior Beneficiary designations.
  6.3 Absence of Effective Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's Plan Benefit, the Participant's remaining Plan Benefit shall be paid to his estate.
  6.4 Effect of Payment. Payment to the Beneficiary designated pursuant to Sections 6.1 and 6.2 or to the Participant's estate pursuant to Section 6.3 shall completely discharge Rockwell's obligations under the Plan.

                           ARTICLE VII
                AMENDMENT AND TERMINATION OF PLAN
  7.1 Amendment. The Committee shall have the power in its sole discretion to amend, suspend or terminate the Plan at any time, except that no such action shall adversely affect rights with respect to any Account without the consent of the person affected.

                          ARTICLE VIII
                          MISCELLANEOUS
  8.1 Unfunded Plan. The Plan is an unfunded plan maintained by Rockwell primarily to provide Deferred Compensation benefits for a select group of the management or highly compensated employees of the Corporation.
  8.2 Unsecured General Creditor. Participants and their Beneficiaries, estates, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of Rockwell. Such assets of Rockwell shall not be held under any trust or in any other way as collateral security for the fulfillment of the obligations of Rockwell under the Plan. Any and all of Rockwell's assets shall be, and remain, the general, unpledged, unrestricted assets of Rockwell. Rockwell's sole obligation under the Plan shall be merely that of an unfunded and unsecured promise of Rockwell to pay money in the future.
  8.3 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey, in advance of actual receipt, any Plan Benefit. Plan Benefits and all rights to Plan Benefits are and shall be nonassignable and nontransferable prior to actual payment as provided by the Plan. Any such attempted assignment or transfer shall be ineffective with respect to Rockwell, and Rockwell's sole obligation shall be to pay Plan Benefits to the Participant, his Beneficiary or his estate as appropriate. No part of any Plan Benefit shall, prior to actual payment as provided by the Plan, be subject to seizure or sequestration for the payment of any debts, judgements, alimony or separate maintenance owed by a Participant or any other person; nor shall any Plan Benefit be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency, except as required by law.
  8.4 Not a Contract of Employment. Neither the terms and conditions of the Plan nor those of any Participation Agreement shall be deemed to constitute a contract of employment between the Corporation and the Participant, and neither the Participant, his Beneficiary nor his estate shall have any rights against Rockwell under the Plan except as may otherwise be specifically provided in the Plan. Moreover, nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Corporation or to interfere with the right of the Corporation to discipline, discharge or change the status of a Participant at any time.
  8.5 Protective Provisions. A Participant will cooperate with Rockwell by furnishing any and all information requested by Rockwell in order to facilitate the payment of Plan Benefits under the Plan, and by taking such other action as may be reasonably requested by Rockwell.
  8.6 Terms. Whenever any words are used in the Plan in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the Plan in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
  8.7 Captions. The captions of the articles and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
  8.8 Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of Delaware.
  8.9 Validity. In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision were not included in the Plan.
  8.10 Notice or Filing. Any notice or filing required or permitted to be given to Rockwell or a Participant under the Plan shall be sufficient if in writing and hand delivered, or sent by regular mail or by registered or certified mail, to the principal office of Rockwell or to the last known address of the Participant, as the case may be. Such notice or filing shall be deemed given or made (i) when hand delivered to the residence or offices of the recipient, (ii) as of five (5) days after the date of mailing if delivery is made by regular mail, or (iii) as of five (5) days after the date shown on the postmark on the receipt for registration or certification provided to the sender at the time of mailing, if by registered or certified mail.
  8.11 Successors. The provisions of the Plan shall bind and obligate Rockwell and any successors. The term "successors" as used in this Section 8.11 shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Rockwell, and successors of any such corporation or other business entity.
  8.12 Insurance. Rockwell may elect at any time to acquire for its own benefit such forms of insurance on the life of any Participant as it in its sole discretion believes to be in the
best interests of Rockwell.   If Rockwell so elects to acquire
insurance, and if the acquisition of such insurance shall not in any way adversely affect the Participant, the Participant shall complete and authenticate such insurance applications and other forms, and assist Rockwell in any and all matters Rockwell may reasonably request to enable Rockwell to acquire such desired
insurance.   In no event shall the Participants or their
Beneficiaries, heirs or estates have any legal or equitable right, interest or claim in any such life insurance policy, annuity contract or the proceeds therefrom owned or acquired by Rockwell pursuant to this Section 8.12.
  8.13 Expenses and Costs. Rockwell shall bear all expenses and costs in connection with the operation of the Plan.
  8.14 Reliance on Certified Public Accountants. Rockwell, the Board, the Committee, the Director and any employee of Rockwell or the Corporation shall be fully protected in relying in good faith on the computations and reports made pursuant to or in connection with the Plan by the independent certified public accountants who audit Rockwell's accounts.

                           ARTICLE IX
                        CLAIMS PROCEDURE
  9.1 Claim. Any person claiming a Plan Benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Director who (a) shall respond in writing within ninety (90) days following his receipt of the request or (b) in the case of a claimant who is a person described in Section 2.2 (b)(i), shall refer the claim with his recommended response to the Committee, which shall respond in writing within one hundred twenty (120) days following the Director's receipt of the request.
  9.2 Denial of Claim. If the claim or request is denied, the written notice of denial shall state (i) the reasons for denial;
(ii) a description of any additional material or information required and an explanation of why it is necessary; and (iii) an explanation of the Plan's claim review procedure.
  9.3 Review of Claim. Any person whose claim or request is denied may make a second request for review by notice given in writing to the Director. The claim or request shall be reviewed further by the Director or the Committee, as appropriate, and he or it may, but shall not be required to, grant the claimant a hearing.
  9.4 Final Decision. A decision on such second request shall normally be made within sixty (60) days after the date of the second request. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days from the date of the second request. The decision shall be in writing and, whether made by the Director of the Committee, shall be final and bind all parties concerned.